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                                                                   EXHIBIT 11(B)


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 24 to the registration statement on Form N-1A (the "Registration Statement") of Landmark Fixed Income Funds of our report dated February 2, 1998, relating to the financial statements and financial highlights of the Government Income Portfolio appearing in the December 31, 1997 Annual Report of Landmark U.S. Government Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Auditors" and "Independent Accountants and Financial Statements" in the Statement of Additional Information.


Price Waterhouse
Chartered Accountants
Toronto, Ontario
February 18, 1998